EXHIBIT 10.1.1

[Phenomix Corporation Letterhead]

[Date]

[Name]

[Address]

Re: Grant of [Incentive][Nonstatutory] Stock Option

Option Shares:	Grant Date:
Price per share:	Vesting Base Date:
Option control no.:	Fully-Vested Date:
Expiration Date:

Dear [Name]:

I am pleased to confirm that Phenomix Corporation (the “Company”) has granted you an option to purchase shares of our common stock under the 2001 Stock Option Plan, as amended. To accept your stock option, please sign the enclosed copy of this letter and return it to [name, title] [in the envelope provided].

General terms

Your option is intended to be [an incentive][a nonstatutory] option. The basic terms of your option grant are identified in the information block at the top of this offer letter, but other important terms and conditions are described in the plan. We encourage you to carefully review the plan, a copy of which is enclosed.

Purchase and payment

[FOR REVERSE VESTING OPTIONS: Subject to the plan, your option is exercisable in its entirety. However, until the Fully-Vested Date shown above, shares you purchase under this option will be subject to a repurchase right of the Company, as set out in section 15.2(a) of the plan. That repurchase right lapses as follows: (a) with respect to                      Option Shares one year after the Vesting Base Date shown above, and (b) thereafter in cumulative monthly increments of                      Option Shares on each monthly anniversary of the Vesting Base Date, so that this repurchase right will be entirely lapsed on the Fully-Vested Date shown above.]

[FOR FORWARD VESTING OPTIONS: Subject to the plan, your option vests (becomes exercisable) (a) with respect to                      Option Shares one year after the Vesting Base Date shown above, and (b) thereafter in cumulative monthly increments of          Option Shares on each monthly anniversary of the Vesting Base Date, so that the Option Shares will be fully vested on the Fully-Vested Date shown above.]

If you decide to purchase shares under this option, you will be required to submit a completed exercise agreement on a form approved by the Company, together with payment for the shares. You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment listed in section 6.4(c) of the plan and permitted by the Administrator at the time you wish to exercise. Shares available under this option must be purchased, if at all, no later than the Expiration Date.

Restrictions on the Shares

As you know, the shares of the Company have not been registered with the Securities and Exchange Commission, and are not publicly traded. In accepting this option, you agree that your rights to purchase or resell the option shares are expressly conditioned upon compliance with applicable U.S. federal and state securities laws, and you agree to cooperate with the Company to achieve compliance with those laws.

Shares you purchase under this option may be subject to [other] repurchase rights and resale restrictions, including market standoff requirements. Those rights and restrictions are set forth in Sections 15.2 and 15.3 of the plan and Sections 2, 3 and 4 of the company’s standard form of the option exercise and stock purchase agreement.

We value your efforts and look forward to your continued contribution.

Sincerely,

President

I accept this option and agree to the terms of this offer letter and the plan.

, 200
Optionee signature	Date